Exhibit 99.1

Press Release

Contacts:

For The New York Times Company: Catherine J. Mathis, 212-556-1981; E-mail: mathis@nytimes.com

For Harbinger Capital Partners and Firebrand Partners: Andy Merrill/Tripp Kyle, 212-303-7600; E-mail: andy.merrill@finsbury.com, tripp.kyle@finsbury.com

This press release can be downloaded from www.nytco.com

THE NEW YORK TIMES COMPANY, HARBINGER CAPITAL AND FIREBRAND
PARTNERS AGREE TO SETTLE PROXY CONTEST

NEW YORK, March 17, 2008 — The New York Times Company, the Harbinger Capital Partners Funds (“Harbinger”) and Firebrand Partners (“Firebrand”) announced today that they have reached an agreement under which Scott Galloway, founder of Firebrand, and James Kohlberg, chairman of Kohlberg & Company, will be added to the slate of Class A candidates nominated by the Board for election at the annual meeting of shareholders on April 22, 2008.  The size of the Board will be increased from 13 to 15 directors.  As a condition to the agreement, Harbinger and Firebrand have agreed to cease their efforts to elect a slate of four nominees to the Times Company’s Board of Directors at the 2008 annual meeting.

The other Class A nominees will be Robert E. Denham, Thomas Middelhoff and Doreen A. Toben.  William E. Kennard, previously nominated to stand for election by the Class A shareholders, will now stand for election by the Class B shareholders.  Harbinger and Firebrand have agreed to vote their Class A shares in favor of the Company’s recommended five-person slate.

Chairman Arthur Sulzberger, Jr. said, “We are pleased to have reached an agreement with Harbinger and Firebrand.  Both the Board and management welcome the perspectives and insights of our proposed new directors.”

Philip A. Falcone, senior managing director of Harbinger, stated, “Our nominees look forward to working with the other directors and management to build and deliver value for all shareholders.”

About The New York Times Company

The New York Times Company (NYSE: NYT), a leading media company with 2007 revenues of $3.2 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 15 other daily newspapers, WQXR-FM and more than 50 Web sites, including NYTimes.com, Boston.com and About.com.  The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

About the Harbinger Capital Partners Funds

Founded in 2001 by Philip A. Falcone and Harbert Management Corporation, Harbinger Capital Partners has grown to one of the 15 largest hedge funds, by assets, in America.  Harbinger’s mission is to achieve superior returns through investments in distressed/high yield securities, special situations and private loans and notes.   The firm consists of a team of investment professionals who seek to develop investment opportunities through analytical rigor coupled with a contrarian viewpoint.

About Firebrand Partners, LLC

Firebrand Partners is an operational activist firm that invests in publicly-traded companies whose brand equity represents significant upside relative to their market capitalization.  The firm seeks opportunities where its domain expertise and shareholder position can serve as the catalyst for unlocking value.

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